Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

7.125% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK SERIES CC

OF

CITIGROUP INC.

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on May 21, 2024, adopted resolutions (i) authorizing the issuance and sale of up to 70,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 7.125% Fixed Rate Reset Noncumulative Preferred Stock, Series CC (the “Series CC Preferred Stock”), establishing the number of shares to be included in this Series CC Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series CC Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “7.125% Fixed Rate Reset Noncumulative Preferred Stock, Series CC”. Each share of Series CC Preferred Stock shall be identical in all respects to every other share of Series CC Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series CC Preferred Stock shall be 70,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series CC Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series CC Preferred Stock.

Section 3. Definitions. As used herein with respect to Series CC Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.

“Board of Directors” has the meaning set forth in the recitals above.

“business day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series CC Preferred Stock, and its successors and assigns.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.

“dividend period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company.

“First Reset Date” shall have the meaning set forth in Section 4(a) hereof.

“Holder” means the Person in whose name the shares of the Series CC Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series CC Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series CC Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.

“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series CC Preferred Stock, and its successors and assigns.

“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series CC Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series CC Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series CC Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series CC Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series CC Preferred Stock is outstanding.

“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.

“reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date, and no reset date, including the First Reset Date, will be adjusted for business days.

“reset dividend determination date” means, in respect of any reset period, the day that is three business days prior to the beginning of such reset period.

“reset period” means the period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date.

“Series CC Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.

“Series CC Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Series CC Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series CC Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a)

Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series CC Preferred Stock in the amounts specified below in this Section 4, and no more, payable on the 15th of each February, May, August and November (each, a “dividend payment date”), (i) quarterly in arrears from, and including, the date of issuance to, but excluding, August 15, 2029 (the “First Reset Date”), at an annual rate of 7.125% on the liquidation preference of $25,000 per share, beginning on November 15, 2024, and (ii) from, and including the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date (as described below) plus 2.693% on the liquidation preference of $25,000 per share, quarterly in arrears, beginning on November 15, 2029.

The record date for payment of dividends on the Series CC Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day.

For any reset period beginning on or after the First Reset Date, the five-year treasury rate will be:

•	The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption

“Treasury Constant Maturities’’ in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion.

•

If no calculation is provided as described above, then the Company (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the five-year treasury rate or (ii) if there is no such industry-accepted substitute or successor for the five-year treasury rate, a substitute or successor rate that is most comparable to the five-year treasury rate. Upon selection of a substitute or successor rate, the Company (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the business day convention, the definition of business day, the reset dividend determination date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the five-year treasury rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

The five-year treasury rate will be determined on each reset dividend determination date.

With respect to any dividend period, any dividends on the Series CC Preferred Stock will be calculated on the basis of a 360-day year of twelve 30-day months, and “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Series CC Preferred Stock to, but excluding, the first dividend payment date. In the event that any dividend payment date is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and without any additional dividend accrual or other payment in respect of any such postponement.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series CC Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series CC Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series CC Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series CC Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series CC Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series CC Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series CC Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series CC Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series CC Preferred Stock in the payment of dividends, all dividends declared upon shares of Series CC Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series CC Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series CC Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series CC Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series CC Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole at any time or in part, from time to time, the shares of Series CC Preferred Stock at the time outstanding, on any dividend payment date beginning on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series CC Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 5 days and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series CC Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series CC Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series CC Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series CC Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series CC Preferred Stock at the time outstanding, the shares of Series CC Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series CC Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series CC Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series CC Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series CC Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a

“Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series CC Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series CC Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director’s election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series CC Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series CC Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series CC Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series CC Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Company other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series CC Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).

(c) Senior Issuances; Adverse Changes. So long as any shares of Series CC Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series CC Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series CC Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series CC Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series CC Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series CC Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series CC Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series CC Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series CC Preferred Stock prior to such merger or consolidation), and (ii) such Series CC Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series CC Preferred Stock, taken as a whole;

provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series CC Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series CC Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series CC Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series CC Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).

(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series CC Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series CC Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series CC Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series CC Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series CC Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the agreements between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series CC Preferred Stock Certificates. Series CC Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series CC Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series CC Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series CC Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series CC Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series CC Preferred Stock Certificate, such Series CC Preferred Stock Certificate shall be valid nevertheless. A Series CC Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series CC Preferred Stock Certificate. Each Series CC Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series CC Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series CC Preferred Stock, in a name other than that in which the shares of Series CC Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series CC Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series CC Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Assistant Treasurer this 28th day of May, 2024.

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name: Elissa Steinberg
Title: Assistant Treasurer

Exhibit A

FORM OF

7.125% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES CC

Certificate Number_______	Number of Shares of Series CC Preferred Stock______

CUSIP NO.:

CITIGROUP INC.

7.125% Fixed Rate Reset Noncumulative Preferred Stock, Series CC

(par value $1.00 per share)

(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 7.125% Fixed Rate Reset Noncumulative Preferred Stock, Series CC, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series CC Preferred Stock”). The shares of Series CC Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series CC Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated May 28, 2024 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series CC Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series CC Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series CC Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Series CC Preferred Stock shall be payable at the rate provided in the Certificate of Designations.

The shares of Series CC Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series CC Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series CC Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)